Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 811-23000) on Form N-2A of Princeton Private Investments Access Fund and Subsidiary of our report dated May 31, 2022, relating to our audit of the consolidated financial statements and financial highlights, which appears in the March 31, 2022 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm and Counsel” and “Consolidated Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 29, 2022